Exhibit 10.1

KUNHOO SOFTWARE LIMITED

RESTRICTED SHARE UNIT (RSU) PLAN

The Kunhoo Software Limited Restricted Share Unit Plan (the “Plan”) has been adopted by Kunhoo Software Limited (the “Company”), a private company limited by shares and incorporated in Hong Kong, for the purpose of rewarding, attracting and retaining Employees.

The Board has approved the principles of the Plan.

1. Objectives. The purpose of the Plan is to further align the interests of Employees and the owners of the Company Group by providing long term incentives in the form of RSU Awards (hereinafter referred to as “Awards”) to Employees who contribute to the success and profitability of the Company Group. Such Awards will give Participants an interest in the Company Group, thus enhancing the proprietary and personal interest of such Participants in the Company Group’s continued success and long term progress. This Plan will also enable the Company and its Subsidiaries to attract and retain such employees.

2. Eligibility. All Employees of the Company Group are eligible for the grant of Awards under this Plan at the discretion of the Committee. A grant of Awards to any member of the Committee shall require Board approval.

3. Share Based RSUs Available for Awards.

(a) The Company currently has 10,000 shares issued. Ahead of RSUs becoming exercisable, the Company shall have restructured such that its shareholders and the Participants (assuming 100% exercise of the RSUs) hold 500,000,000 shares (or similar ownership units) combined (the “Restructuring”). The shares shall be with no par value or the lowest possible par value pursuant to statutory requirements.

(b) This number of shares shall, however, be adjusted with any investment into the Company after 1 March 2017 and prior to the Restructuring (a “Share Adjustment”).

(c) If the Company transfers all of its assets to an entity outside the Company Group that is controlled by the Investors (the “New Entity”), of it the Company Group engages in an IPO, but at the level of a parent or subsidiary of the Company (the “Affiliate”), this Plan shall also be transferred to such New Entity or Affiliate and such New Entity or Affiliate shall affirmatively undertake all rights and obligations of “Company” under this Plan. In the event of such a transfer, all references to “Company” herein shall be deemed to refer to New Entity or Affiliate. In particular, the New Entity or Affiliate shall be structured in such as manner as to have the number of shares set forth in Paragraph 3(a) of this Plan.

(d) Up to 50,000,000 RSUs shall be available for Awards subject to this Plan. Each RSU will entitle the holder to receive one share in the Company. RSUs will be granted as if the Restructuring is complete, meaning that the total number of RSUs available for Awards shall represent an ownership of 10% in the Company on a fully diluted basis prior to any Share Adjustment.

(e) If, resulting from the Restructuring, the Company, or any New Entity or Affiliate that has assumed all rights and obligations of the Company under this Plan, has a number of shares which is not in line with the provisions of this Plan, each RSU grant and the total number of RSUs available for Awards subject to this Plan shall be adjusted so that the total number of RSUs available for Awards represent the same ownership percentage of the equity as intended (i.e., 10% on a fully diluted basis prior to any Share Adjustment).

(f) RSUs included in Awards under this Plan that are forfeited or terminated shall again immediately become available for new Awards hereunder. The Committee may from time to time adopt and observe such rules and procedures concerning the counting of RSUs against the Plan maximum or any sublimit as it may deem appropriate, including rules more restrictive than those set forth above to the extent necessary to satisfy the requirements of any national share exchange on which Company’s shares are listed, any applicable regulatory requirement or any tax qualification requirement.

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4. Administration.

(a) This Plan shall be administered by the Board, except as otherwise provided herein.

(b) Subject to the provisions hereof, the Board, or if delegated by the Board or pursuant to Paragraph 5; the Committee, shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Board (or, the Committee as the case may be) shall also have full and exclusive power to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper and which are either (i) not materially adverse to the Participant to whom such Award was granted, or (ii) consented to by such Participant. The Board (or, the Committee as the case may be) may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Board (or, the Committee as the case may be) deems necessary or desirable to further the Plan purposes.

(c) No member of the Board or the Committee or officer of any Group Company to whom the Board has delegated authority in accordance with the provisions of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Board, the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own wilful misconduct or as expressly provided by statute.

5. Delegation of Authority. The Board may delegate its authority to administer the Plan to the Committee. The Committee may, in turn, delegate to one or more executive officers of the Company the authority to grant Awards to Participants other than executive officers of the Company. Subject to Paragraphs 7 and 8, the Committee will have the authority to administer the Plan, including the power to determine Participants, the sizes of Awards, the timing of Awards, the forms of Award Agreements, any rules and regulations the Committee deems necessary to administer the Plan, and the acceleration or waiver of any vesting restriction. The Committee also has the power and authority to interpret the terms of the Plan and any Award Agreement thereunder.

6. Awards.

(a) Each Award shall be embodied in an Award Agreement signed by the Participant to whom the Award is granted and signed for and on behalf of the Company. Awards may be granted singly, in combination or in tandem. Awards may also be granted in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other employee plan of the Company or any of its Subsidiaries including the Company, including the plan of any acquired entity.

(b) The number of un-exercised RSUs in each Award will be adjusted with the yield of any dividend paid from the Company after 1 March 2017. The Committee will calculate such dividend yield based on an assessment of the Company’s value at that time, and inform all Participants of the RSU adjustments within 30 days of any dividend payment. For illustration purposes, if the Company’s pre-dividend value is assessed by the Committee to be $600 million, and the Company pays a total dividend of $100 million, the dividend yield is 20% (100 / [600-100]), and the number of un-exercised RSUs of each Participant will increase by 20%, ensuring that the un-exercised RSUs maintain their value (100% * $600 million = 120% * $500 million).

7. RSU Terms of Vesting. The default vesting period of any Award is 4 years, where 20% vests on each of 1 January 2018 and 1 January 2019, and 30% vests on each of 1 January 2020 and 1 January 2021. Adjustments to the default vesting period may be made by the Committee. So long as Mr Yahui Zhou is a member of the Company’s board of directors, he has authority to cancel RSUs for any Participant that would have vested in the then current vesting period, based on his assessment that the Participant’s professional performance has not been in line with the Company’s expectations. Each Participant’s vesting period is defined in his/her Award Agreement.

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8. Exercise of RSUs. Subject to the terms and conditions of this Plan and the Award Agreement, and further subject to Paragraph 10, all vested RSUs will automatically be exercised at the earliest occurring Liquidity Event. The RSUs exercised will be settled by delivery by the Company of a number of shares equal to the number of RSUs exercised against payment by the Participant of the par value (if any) for such shares. Any delivery of shares will be subject to and conditional upon the Participant (i) being legally able to receive the shares, and (ii) taking such actions and signing such documents as reasonably requested by the Company in order for the Company to be able to allot and issue the shares and have them delivered to the Participant, all in accordance with statutory requirements applicable to the Company.

9. Termination of Employment, etc.

(a) Leaver provisions. The Award Agreement shall contain leaver provisions which cancel any non-vested RSUs of the Participant upon departure, but on certain terms allow for vested RSUs to be kept by the Participant.

(b) Termination due to death. The Award Agreement shall contain provisions which allow the heir of a deceased Participant to keep vested RSUs.

(c) Leave period. The Award Agreement shall contain provisions concerning employment leave arrangements where RSUs that vest during educational leave are lost, but other leave arrangements do not affect vesting.

10. Exercise of RSUs in case of IPO, Change of Control and Longstop Event.

(a) IPO. In case of an IPO, each vested RSU granted under this Plan shall be exercised. Un-vested RSUs will continue to vest according to the schedule in each Award Agreement, and once vested, they shall be exercised pursuant to Paragraph 8 hereto.

At the time of exercise and pursuant to further detailed instructions as provided by the Company, the Participant will choose whether to sell all, some, or none of the shares, and the Company will sell any shares not kept by the Participant on the market and reimburse such Participant based on the proceeds obtained.

(b) Change of Control or Longstop Event. In the event of the occurrence of a Change of Control or Longstop Event, each vested RSU granted under this Plan shall be exercised and any shares to be delivered upon such exercise shall be purchased by the Investors ; provided, however, that with respect to a Participant subject to United States taxation, no Change of Control shall be deemed to have occurred unless such event also constitutes an event specified in Code Section 409A(2)(A)(v) and the Treasury Regulations promulgated thereunder.

Subject to any decision by the Committee to accelerate any un-vested RSUs, in the case of a Change of Control or Longstop Event; any un-vested RSUs will continue to vest according to the schedule in each Award Agreement, and once vested, they shall be exercised and any shares to be delivered upon such exercise shall be purchased by the Investors. However, if the Change of Control event is a Merger in which the Company is not the surviving entity, subject to any decision by the Committee to accelerate any un-vested RSUs, any RSUs which at the time of the Merger are un-vested shall terminate.

In a Change of Control or Longstop Event, the value per share to be acquired by the Investors will be calculated based on the higher of (i) the Fair Market Value at the time of the Investors purchasing the shares, and (ii) the value of the Company attributable in any Change of Control that was determined in connection with any prior exercise of RSUs under this Plan. Any payment for shares to be acquired by the Investors shall fall due the day before or the day of a Change of Control or, in the case of a Longstop Event, the day after the Longstop Event. The only warranty to be made by a Participant to the Investors in connection with the Investors’ acquisition of shares shall be that the Participant owns the shares or the rights to the shares to be sold.

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(c) Postponement. If, at a time when certain RSUs would normally be exercised, the Fair Market Value plus any aggregate Dividend Amount is less than USD 575,000,000, then (a) if this follows a Merger in which the Company is not the surviving entity, the Committee may terminate all vested RSUs. In all other scenarios, (b) the Committee may postpone exercise of RSUs for up to 3 more years starting with the first Business Day following 1st January in the year after such event. During such 3 year period, the Fair Market Value shall be measured (i) daily if the Company is listed, (ii) on the date of any other Liquidity Event in the period, or (iii) otherwise on the first Business Day following each 1st January. If the Fair Market Value plus any aggregate Dividend Amount at such times exceeds USD 575,000,000, the RSUs in question shall then be exercised and shares shall be delivered in accordance with Paragraph 8 and in case of a Change of Control or Longstop Event, such shares shall be acquired by the Investors pursuant to the terms of Paragraph 10(b) above. For the purpose of calculating the Fair Market Value after a Change of Control, the relative share of value of the Company Group being subject to the Change of Control compared to the total value immediately after the Change of Control shall be applied. If the Fair Market Value plus any aggregate Dividend Amount during such 3 year period still does not exceed USD 575,000,000, the RSUs shall terminate (unless the Committee decides otherwise).

11. Settlement of RSUs outside IPO, Change of Control and Longstop Event

With the prior written approval from the Committee, any existing shareholder of the Company may offer to purchase shares from the Participants. Such offer shall only be made in relation to then-vested RSUs, and may represent any portion of such vested RSUs. Participants who accept to sell a certain number of shares to such a shareholder will then exercise a corresponding number of vested RSUs at that time and have delivered shares pursuant to the provisions of Paragraph 8 above.

12. Participants in Different Jurisdictions. The Committee may grant Awards to persons in a particular country under such terms and conditions as may, in the judgment of the Committee, be necessary or advisable to comply with the laws of the applicable foreign jurisdictions and, to that end, may establish sub-plans, modified settlement procedures and other terms and procedures. Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate any securities law, any governing statute, or any other applicable law.

13. Taxes. The Participant shall be fully liable for any and all tax liabilities imposed upon the Participant pursuant to an Award and any and all rights conferred to the Participant under an Award Agreement, as and as further set out in the Award Agreement.

14. No Rights Affected. The existence of outstanding Awards shall not affect in any manner the right or power of any Group Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the share capital or its business or any merger, demerger or consolidation, or any issue of shares, bonds, debentures, preferred or prior preference share (whether or not such issue is prior to, on a parity with or junior to the existing shares) or the dissolution or liquidation of a Group Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above. Nothing in this Plan or any Award Agreement shall interfere with or limit in any way the right of any Group Company to terminate any Participant’s employment or other service relationship at any time, or confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves a Group Company.

15. Section 409A.

(a) Awards made under this Plan are intended to comply with or be exempt from Code Section 409A, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for an Award if such action would result in the imposition of taxes under Code Section 409A. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under this Plan would result in the imposition of an additional tax under Code Section 409A, that Plan provision or Award shall be reformed, to the extent permissible under Code Section 409A, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant’s rights to an Award.

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(b) If the Participant is identified by the Company as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Code Section 409A shall be paid or settled on the earliest of (1) the first Business Day following the expiration of six months from the Participant’s separation from service, (2) the date of the Participant’s death, or (3) such earlier date as complies with the requirements of Code Section 409A.

16. Definitions. As used herein, the terms set forth below shall have the following respective meanings:

“Award Agreement” means one or more agreements between the Company and an Employee setting forth the terms, conditions and limitations applicable to an Award.

“Board” means the Board of Managers of the Company or any similar corporate body of the Company.

“Business Day” means any day on which banks in Oslo, Beijing, Hong Kong and New York are open for normal business.

“Change of Control” means (i) if a third party or several third parties acquire more than 50% control or ownership in the Company or Opera Software AS, including by way of issuance of new shares (a “Share Sale”), or (ii) a merger, amalgamation or scheme of arrangement in which the Company or Opera Software AS is not the surviving entity (a “Merger”), or (iii) a sale, in one or several transactions, to a third party where in the aggregate assets of the Company Group representing in value more than 50% of the values of the Company Group’s assets as of 3 November 2016 are sold or otherwise disposed of (an “Asset Sale”), but a “Change of Control” does not include an IPO. A Share Sale, a Merger or an Asset Sale is deemed to have occurred at completion of the transaction. The Committee may decide to apply a lower threshold than 50% for the purpose of determining whether a Change of Control has occurred.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Group” means the Company, its parent Kunhoo Software LLC, and the Company’s subsidiaries, and a “Group Company” shall mean any entity within the Company Group.

“Committee” means the committee of the Board designated by the Board to administer certain portions of the Plan or, if no such committee is designated, the Board. The Committee may consist of directors of the Board and/or of the personnel from the executive management of the Company Group and/or management of the ultimate owners of the Company.

“Dividend Amount” means any distribution or dividend payment declared by the Company after 1 March 2017.

“Employee” means an employee of any Group Company.

“Fair Market Value” means, as of a particular date (where the Company is responsible of obtaining and paying for such Fair Market Value assessment),

(a)	if the Company at that point is listed on a regulated stock exchange market, the market value of the Company at end of trading on that particular date, or

(b)	if the Company is not publicly traded, the most recent market value or any implicit deal value of the Company determined by a Company appointed independent Big-4 auditing/accounting firm acting as appraiser for such purpose, where no adjustments shall be made for any minority ownership stake.

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“Investors” means the investors of the Company’s parent company; Kunhoo Software LLC, as of 3 November 2016, or any other investors who are parties to a Change of Control and who in writing assume all obligations of the Investors pursuant to this Plan.

“IPO” means the listing of the shares or ownership interest of Company or the New Entity (as defined in Section 3) on a regulated stock exchange market, and an IPO shall be deemed to have occurred at the first day of trading of the shares or ownership interests at such regulated market.

“Liquidity Event” means a Change of Control, an IPO or a Longstop Event.

“Longstop Event” means 3 November 2021, if no Change of Control or IPO has occurred.

“Participant” means an Employee to whom an Award has been granted under this Plan.

“RSU” means a restricted share unit, upon exercise each of which entitles the Participant to one share or similar ownership unit in the Company, subject to the terms and conditions of the Plan and the Award Agreement.

17. Governing Law and Disputes. Any Award of RSUs, the Award Agreement and the Plan shall be governed by and construed in accordance with laws of Hong Kong, without regard to its choice of law principles. Any dispute, controversy or claim arising out of, in connection with or relating to any Award of RSUs, the Award Agreement and the Plan shall be settled by arbitration in Hong Kong and administered by the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Rules in force at the time of the commencement of the arbitration. The arbitration tribunal shall consist of three (3) arbitrators and the arbitration shall be conducted in the English language. The award of the arbitration tribunal shall be final and binding.

18. Exchange rate. If any amounts to be paid or calculated pursuant to this Plan need to be converted from one currency to another currency, the exchange rate as shown by REUTERS on noon CET the Business Day before such calculation or payment is to be made shall be applied.

19. Effectiveness and Term. The Plan is effective as of the date specified below. No Award shall be made under the Plan after 3 November 2021.

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